--------------------------
                                                             OMB APPROVAL

                                                      OMB NUMBER: 3235-0145
                                                      EXPIRES: FEBRUARY 28, 2009
                                                      ESTIMATED AVERAGE BURDEN
                                                      HOURS PER RESPONSE....10.4
                                                      --------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. _ )*

                      STONELEIGH PARTNERS ACQUISITION CORP.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                         COMMON STOCK, $0.0001 PAR VALUE
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    861923100
--------------------------------------------------------------------------------
                                  (CUSIP NUMBER)

                                DECEMBER 31, 2007
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

|_|   Rule 13d-1(b)

|_|   Rule 13d-1(c)

|X|   Rule 13d-1(d)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES)

 Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-06).


                               Page 1 of 7 Pages

CUSIP No. 861923100

--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS

      JAMES A. COYNE
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (A)|_|
      (B)|_|
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
--------------------------------------------------------------------------------
                        5.    SOLE VOTING POWER
                              2,107,422
NUMBER OF               --------------------------------------------------------
SHARES                  6.    SHARED VOTING POWER
BENEFICIALLY                  -0-
OWNED BY                --------------------------------------------------------
EACH REPORTING          7.    SOLE DISPOSITIVE POWER
PERSON WITH                   2,107,422
                        --------------------------------------------------------
                        8.    SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,107,422 shares as of December 31, 2007
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) |_|

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.18% (based on 34,097,500 Shares of Common Stock issued and outstanding as of December 31, 2007)
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------


                               Page 2 of 7 Pages

CUSIP No. 861923100

--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS.

      JAC OPPORTUNITY FUND I, LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (A)|_|
      (B)|_|
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                        5.    SOLE VOTING POWER
                              2,107,422
NUMBER OF               --------------------------------------------------------
SHARES                  6.    SHARED VOTING POWER
BENEFICIALLY                  -0-
OWNED BY                --------------------------------------------------------
EACH REPORTING          7.    SOLE DISPOSITIVE POWER
PERSON WITH                   2,107,422
                        --------------------------------------------------------
                        8.    SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,107,422 shares as of December 31, 2007
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) |_|

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.18% (based on 34,097,500 Shares of Common Stock issued and outstanding as of December 31, 2007)
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      00
--------------------------------------------------------------------------------


                               Page 3 of 7 Pages

Item 1(a). Name of Issuer:

      Stoneleigh Partners Acquisition Corp. (the "Issuer")

Item 1(b). Address of Issuer's Principal Executive Offices:

      20 Marshall Street, Suite 104
      South Norwalk, CT 06854

Item 2(a). Name of Person Filing:

      James A. Coyne,(1)
      JAC Opportunity Fund I, LLC

Item 2(b). Address of Principal Business Office or, If None, Residence:

      c/o Stoneleigh Partners Acquisition Corp.
      20 Marshall Street, Suite 104
      South Norwalk, CT 06854

Item 2(c). Citizenship:

      James A. Coyne - United States
      JAC Opportunity Fund I, LLC - Delaware

Item 2(d). Title of Class of Securities:

      Common Stock, par value $.001 per share.

Item 2(e). CUSIP Number:

      861923100

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

      (a)   |_|   Broker or dealer registered under Section 15 of the Exchange
                  Act;
      (b)   |_|   Bank as defined in Section 3(a)(6) of the Exchange Act;
      (c)   |_|   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act;
      (d)   |_|   Investment company registered under Section 8 of the
                  Investment Company Act;
      (e)   |_|   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);
      (f)   |_|   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);
      (g)   |_|   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(ii)(G);
      (h)   |_|   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;
      (i)   |_|   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act;
      (j)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

(1) JAC Opportunity Fund I, LLC is a family-held Delaware limited liability company of which Mr. Coyne is the sole manager.

                               Page 4 of 7 Pages

Item 4. Ownership:

      James A. Coyne

      (a)   Amount Beneficially Owned:

            2,107,422

      (b)   Percentage of Class:

            6.18%

      (c)   Number of Shares as to Which the Person Has:

            (i)   sole power to vote or direct the vote:

                  2,107,422

            (ii)  shared power to vote or direct the vote:

                  -0-

            (iii) sole power to dispose or direct the disposition of:

                  2,107,422(1)

            (iv)  shared power to dispose or direct the disposition of:

                  -0-

      JAC Opportunity Fund I, LLC

      (a)   Amount Beneficially Owned:

            2,107,422

      (b)   Percentage of Class:

            6.18%

      (c)   Number of Shares as to Which the Person Has:

            (i)   sole power to vote or direct the vote:

                  2,107,422

            (ii)  shared power to vote or direct the vote:

                  -0-


                               Page 5 of 7 Pages

            (iii) sole power to dispose or direct the disposition of:

                  2,107,422

            (iv)  shared power to dispose or direct the disposition of:

                  -0-

Item 5. Ownership of Five Percent or Less of a Class:

      Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

      Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

      Not Applicable.

Item 8. Identification and Classification of Members of the Group:

      Not Applicable.

Item 9. Notice of Dissolution of Group:

      Not Applicable.

Item 10. Certification:

      Not Applicable.


                               Page 6 of 7 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of the undersigned's knowledge and belief, each of the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: September 2, 2008                         JAC Opportunity Fund I, LLC


                                                By: /s/ James A. Coyne
                                                    ----------------------------
                                                    JAMES A. COYNE, MANAGER


                                                /s/ James A. Coyne
                                                --------------------------------
                                                JAMES A. COYNE


                               Page 7 of 7 Pages